Exhibit 16

                  [LETTERHEAD OF HANIGAN BJORKMAN ECKLUND LLP]


July 17, 2001

Securities and Exchange Commission
Washington, D.C.  20549

     Re: Millenium Holding Group, Inc. Commission
         Identification number:  0-28432

Gentlemen:

     We have reviewed the filing on Form 8-K dated July 12, 2001 for the above referenced company with respect to Item 4 of that Form - Changes in Registrant's Certifying Accountant.

     From inception of the Company to the date of this letter there have been no events or matters of the types required by Section 304(a)(1) of Regulation S-B of the Securities and Exchange Commission. There were no disagreements with the Company with respect to accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                               Very truly yours,

                               HANIGAN BJORKMAN ECKLUND LLP, CPAs

                               Ronald L. Ecklund, CPA, CFP
                               Partner